Exhibit 4.3

AMENDMENT NO. 2 TO SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 2 to Shareholder Rights Agreement (the “Amendment”), dated as of November 2, 2006, is entered into by and between Circor International, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Shareholder Rights Agreement dated as of September 16, 1999 as amended by that certain Agreement of Substitution and Amendment of Shareholder Rights Agreement dated November 1, 2002 (collectively, the “Rights Agreement”);

WHEREAS, the Rights Agreement contains terms defining an “Acquiring Person”;

WHEREAS, the Board of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to change such terms as set forth herein and the Rights Agent has agreed to such amendment;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Rights Agreement may be amended as set forth herein without the approval of the holders of the Rights and the Rights Agent shall execute such an amendment upon receipt of a certificate from an appropriate officer of the Company that states that such amendment is in compliance with Section 27;

WHEREAS, unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings given to them in the Rights Agreement.

NOW, THEREFORE, in consideration of the promise and the mutual agreements herein set forth, the Company and the Rights Agent agree as follows:

1.	Amendment of Rights Agreement. Effective as of the date hereof,

1.	Section 1 is amended so that the definition of “Acquiring Person” shall read as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such terms is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more (or, if such Person is an Institutional Investor, 20% or more) of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as “Exempt Persons”); provided, however, that the term “Acquiring Person” shall not include any Grandfathered Person, unless such Grandfathered Person at any time after the Grandfathered Time becomes the Beneficial Owner of more than the Grandfathered Percentage applicable to such Grandfathered Person.

Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person or in the case of an Institutional Investor, 20%) or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person or in the case of an Institutional Investor, 20%) or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person or in the case of an Institutional Investor, 20%) or more of the shares of Common Stock of the Company then outstanding, then such Person shall be deemed to be an “Acquiring Person.”

In addition, notwithstanding the foregoing, a Person shall not be an “Acquiring Person” if the Board of Directors of the Company determines that a Person who would otherwise be an “Acquiring Person,” has become such without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Board of Directors of the Company determines is reasonable) a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a).

2.	Section 1 is amended so as to add the following definition of “Institutional Investor” after “Triggering Event”:

“Institutional Investor” shall mean a Person (a) who is (i) principally engaged in the business of managing investment funds for securities investors and, as part of such Person’s duties, holds or exercises voting or dispositive power over shares of Common Stock, (ii) acquires Beneficial Ownership of shares of Common Stock pursuant to investment activities undertaken in the ordinary course of such Person’s business and not with the purpose nor the effect, either alone or in concert with any Person, of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act, and (iii) continues to hold the shares of Common Stock for investment purposes only and not with the purpose nor the effect, either alone or in concert with any Person, of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act, and (b) who is not deemed to not be an Institutional Investor by the Board, in its sole discretion.

3.	Section 3(a) is amended and restated in its entirety as follows:

From the date hereof until the earliest of (i) the Close of Business on the tenth calendar day after the Stock Acquisition Date, (ii) the Close of Business on the tenth Business Day (or such later calendar day, if any, as the Board of Directors of the Company may determine in its sole discretion) after the date a tender or exchange offer by any Person, other than an Exempt Person, is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act, or any successor rule, if, upon consummation thereof, such Person could become the Beneficial Owner of 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person, or in the case of an Institutional Investor, 20%) or more of the shares of Common Stock of the Company then outstanding or (iii) the determination by the Board of Directors of the Company, pursuant to the criteria set forth in Section 11(a)(ii)(B) hereof, that a Person is an Adverse Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights) (the earliest of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for the Common Stock of the Company registered in the names of the holders of the Common Stock of the Company (which certificates for Common Stock of the Company shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company. As soon as practicable after the Distribution Date, the Rights Agent will, at the Company’s expense send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more certificates, in substantially the form of Exhibit B hereto (the “Right Certificates”), evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock of the Company has been made pursuant to Section 11(o) hereof, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) at the time of distribution of the Right Certificates, so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Close of Business on the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

2.	Rights Agreement in Full Force and Effect. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

3.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

4.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.	Certification of Company. The Company certifies to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and that the Rights Agent is entitled to rely upon such certification.

IN WITNESS WHEREOF, the parties hereof have caused this Amendment to be duly exercised as of the day and year first above written.

ATTEST:

By: : /S/ John F. Kober

Name: John F. Kober

CIRCOR INTERNATIONAL, INC.

By: /S/ Alan J. Glass

        Name: Alan J Glass

        Title:Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER &

TRUST COMPANY, as Rights Agent

By: /S/ Herbert J. Lemmer

        Name: Herbert J. Lemmer

        Title: Vice President